Exhibit 107

Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
HP Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1:  Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a
Fees Previously Paid (1)	Debt	5.400% Notes due 2030	Rule 457(r)	$500,000,000	99.732%	$498,660,000	0.00015310	$76,344.9
	Debt	6.100% Notes due 2035	Rule 457(r)	$500,000,000	99.778%	$498,890,000	0.00015310	$76,380.1
Carry Forward Securities
Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a
	Total Offering Amounts					$997,550,000		$152,725
	Total Fees Previously Paid (1)							$152,725
	Total Fee Offsets							—
	Net Fee Due							$0

(1)
The registration fee for the securities registered herein is offset in full pursuant to Rule 457(p) of the Securities Act by registration fees previously paid with respect to a Registration Statement on Form S-3 (File No. 333-268692) filed by the Registrant on December 6, 2022 and declared effective on March 1, 2023 (the “Prior Registration Statement”). The Prior Registration Statement was withdrawn on February 28, 2024, and no securities were sold pursuant thereto. The entire amount of such previously paid and unutilized registration fee is being applied to offset the $152,725 registration fee for the securities registered herein.